Issuer Free Writing Prospectus

Filed Pursuant to Rule 433(d)

Registration No. 333-194685-01

May 2, 2016

American Airlines, Inc.

$828,644,000

2016-2 Pass Through Trusts

Pass Through Certificates, Series 2016-2AA

and

Pass Through Certificates, Series 2016-2A

Pricing Term Sheet, dated May 2, 2016 to the preliminary prospectus supplement dated May 2, 2016 (as supplemented, the “Preliminary Prospectus Supplement”) of American Airlines, Inc. (“American”).

The information herein supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement to the extent inconsistent with the information in the Preliminary Prospectus Supplement.

Unless otherwise indicated, terms used but not defined herein have the meanings assigned to such terms in the Preliminary Prospectus Supplement.

Securities:	Class AA Pass Through Certificates, Series 2016-2AA (“Class AA Certificates”)	Class A Pass Through Certificates, Series 2016-2A (“Class A Certificates”)

Amount:	$567,360,000	$261,284,000

Price to Public:	100%	100%

CUSIP:	023765 AA8	023764 AA1

ISIN:	US023765AA88	US023764AA14

Coupon/Stated Interest Rate:	3.20%	3.65%

Make-Whole Spread Over Treasuries:	0.20%	0.30%

Available Amount under the Liquidity Facilities at December 15, 2016 [1]:	$27,233,280	$14,305,299

Initial “Maximum Commitment” under the Liquidity Facilities:	$28,695,808	$15,073,547

Underwriters’ Purchase Commitments:

Credit Suisse Securities (USA) LLC

Deutsche Bank Securities Inc.

Citigroup Global Markets Inc.

Goldman, Sachs & Co.

Morgan Stanley & Co. LLC

Merrill Lynch, Pierce, Fenner & Smith

                      Incorporated

Barclays Capital Inc.

J.P. Morgan Securities LLC

BNP Paribas Securities Corp.

Credit Agricole Securities (USA) Inc.

U.S. Bancorp Investments, Inc.

	$89,643,000 $89,643,000 $89,643,000 $89,643,000 $89,643,000 $28,368,000 $28,368,000 $28,368,000 $14,184,000 $14,184,000 $5,673,000	$41,283,000 $41,283,000 $41,283,000 $41,283,000 $41,283,000 $13,064,000 $13,064,000 $13,064,000 $6,532,000 $6,532,000 $2,613,000

Underwriting Commission:	$8,700,762

Concession to Selling Group Members:	0.50%	0.50%

Discount to Brokers/Dealers:	0.25%	0.25%

Settlement:	May 16, 2016 (T+10), the tenth business day after the date hereof

[1]	The first Regular Distribution Date to occur after all Aircraft are expected to have been financed pursuant to this offering.

In addition to the documents listed under the heading “Where You Can Find More Information” as being incorporated by reference into the Preliminary Prospectus Supplement, American’s Current Report on Form 8-K filed with the SEC on May 2, 2016 is hereby incorporated by reference into the Preliminary Prospectus Supplement.

The issuer has filed a registration statement (including a prospectus) and a related prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request them by calling Credit Suisse Securities (USA) LLC or Deutsche Bank Securities Inc. toll-free at 1-800-221-1037 or 1-800-503-4611, respectively.